EXHIBIT 99.3
Unaudited Pro Forma Financial Information
     On January 11, 2008, Blackboard Inc. (“Blackboard” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Bookstore Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), The NTI Group, Inc., a Delaware corporation (“NTI”), and Pace Holdings, LLC, a Delaware limited liability company. The Merger Agreement provided for Merger Sub to be merged with and into NTI (the “Merger”). On January 31, 2008, the parties consummated the Merger. As a result of the Merger, the separate corporate existence of Merger Sub ceased and NTI continued as the surviving corporation and a wholly-owned subsidiary of the Company. Since the completion of the Merger, The NTI Group, Inc. was renamed to Blackboard Connect Inc.
     The following unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Merger, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”).
     The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2007 are derived from the audited historical financial statements of each company as of and for the year ended December 31, 2007. The assumptions, estimates and adjustments herein have been made solely for purposes of developing these unaudited pro forma consolidated financial statements.
     The unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 gives effect to the Merger as if it had occurred on December 31, 2007. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2007 gives effect to the Merger as if it had occurred on January 1, 2007.
     The Merger was accounted for under the purchase method of accounting in accordance with SFAS 141. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Notes 1 and 2 to these unaudited pro forma consolidated financial statements, is allocated to the net tangible and intangible assets acquired in connection with the Merger, based on their estimated fair values as of the effective date of the Merger. The preliminary allocation of the purchase price was based upon management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change. The areas of the purchase price allocation that are not yet finalized relate primarily to income and non-income based taxes.
     The unaudited pro forma consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from the integration of the two companies, as management is in the process of assessing what, if any, future actions are necessary. However, additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in these unaudited pro forma consolidated financial statements, and their effects may be material.
     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of Blackboard, "Management’s Discussions and Analysis of Financial Condition and Results of Operations” contained in Blackboard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 20, 2008, as well as the historical financial statements and related notes of NTI as of December 31, 2007 and for each of the three years ended December 31, 2007, which are attached as Exhibit 99.2 to this Amendment No. 1 to the Current Report on Form 8-K/A. The unaudited pro forma consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Blackboard that would have been reported had the Merger been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
BLACKBOARD INC.
AS OF DECEMBER 31, 2007

			Consolidated
			Pro Forma		Consolidated
	Blackboard	NTI	Adjustments		Total
	(In thousands)
Current assets:
Cash and cash equivalents	$206,558	$2,714	$(134,369)	(a)	$74,903
Restricted cash, current portion	—	888	—		888
Accounts receivable, net	52,846	8,375	858	(b)	62,079
Unbilled accounts receivable	—	858	(858)	(b)	—
Inventories	2,089	—	—		2,089
Prepaid expenses and other current assets	5,255	964	69	(b)	6,288
Other current assets	—	855	—		855
Deferred tax asset, current portion	6,549	—	(3,868)	(c)	2,681
Deferred cost of revenues, current portion	6,793	—	—		6,793

Total current assets	280,090	14,654	(138,168)		156,576
Deferred tax asset, noncurrent portion	34,154	—	(17,117)	(c)	17,037
Deferred cost of revenues, noncurrent portion	84	—	—		84
Restricted cash, noncurrent portion	4,015	—	—		4,015
Property and equipment, net	18,584	2,192	—		20,776
Goodwill	117,502	8,550	138,145	(d)	264,197
Intangible assets, net	50,847	—	60,325	(e)	111,172
Other	—	445	(445)	(b)(f)	—

Total assets	$505,276	$25,841	$42,740		$573,857

Current liabilities:
Accounts payable	$3,747	$239	$—		$3,986
Accrued expenses	24,182	2,259	1,560	(b)(g)	28,001
Accrued compensation and benefits	—	1,371	(1,371)	(b)	—
Deferred rent, current portion	160	283	—		443
Deferred revenues, current portion	126,600	21,487	(9,997)	(h)	138,090

Total current liabilities	154,689	25,639	(9,808)		170,520

Deferred rent, noncurrent portion	1,469	—	—		1,469
Deferred revenues, noncurrent portion	2,925	—	—		2,925
Convertible senior notes, net of debt discount	161,519	—	—		161,519
Stockholders’ equity	184,674	202	52,548	(i)	237,424

Total liabilities and stockholders’ equity	$505,276	$25,841	$42,740		$573,857

See notes to the unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
BLACKBOARD INC.
FOR THE YEAR ENDED DECEMBER 31, 2007

			Pro Forma		Consolidated
	Blackboard	NTI	Adjustments		Total
	(In thousands, except per share and share data)
Revenues:
Product	$213,631	$30,465	$—		$244,096
Professional services	25,817	—	—		25,817

Total revenues	239,448	30,465	—		269,913
Operating expenses:
Cost of product revenues, excludes amortization of acquired technology included in amortization of intangibles resulting from acquisitions shown below	47,444	11,756	536	(b)	59,736
Cost of professional services revenues	16,941	—	—		16,941
Research and development	28,278	—	3,977	(b)	32,255
Sales and marketing	66,033	8,744	—		74,777
General and administrative	38,667	—	4,619	(b)	43,286
Technology, general and administrative	—	8,252	(8,252)	(b)	—
Depreciation and amortization	—	1,023	(1,023)	(b)	—
Amortization of intangibles resulting from acquisitions	22,122	—	15,919	(e)	38,041

Total operating expenses	219,485	29,775	15,776		265,036

Income from operations	19,963	690	(15,776)		4,877
Other income (expense), net:
Interest expense	(5,766)	(1,005)	(1,482)	(j)	(8,253)
Interest income	5,673	—	(4,105)	(k)	1,568
Other	575	31	—		606

Income (loss) before (provision) benefit for income taxes	20,445	(284)	(21,363)		(1,202)
(Provision) benefit for income taxes	(7,580)	(9)	8,096	(l)	507

Net income (loss)	$12,865	$(293)	$(13,267)		$(695)

Net income (loss) per common share
Basic	$0.45				$(0.02)

Diluted	$0.43				$(0.02)

Weighted average number of common shares
Basic	28,789,083		1,508,338	(m)	30,297,421

Diluted	30,113,621		183,800	(m)	30,297,421

See notes to the unaudited pro forma consolidated financial statements

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS OF
BLACKBOARD INC.
Note 1. Basis of Pro Forma Presentation
     The unaudited pro forma consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in Blackboard’s amended Form 8-K/A prepared in connection with the Merger.
     Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.
     The information concerning Blackboard has been obtained from the audited consolidated financial statements of Blackboard as of and for the year ended December 31, 2007. The information concerning NTI has been obtained from the audited financial statements of NTI as of and for the year ended December 31, 2007.
   The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to be indicative of the Company’s financial position or results of operations which would actually have been obtained had such transaction been completed as of the date or for the periods presented, or of the financial position or results of operations that may be obtained in the future.
Note 2. Purchase Price Allocation
     On January 31, 2008, Blackboard completed the Merger. The unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Merger, which was accounted for as a purchase business combination in accordance with SFAS 141. NTI is a provider of mass messaging and notifications solutions for educational and government organizations via voice, email, short message service (SMS) and other text-receiving devices. A total estimated purchase price of approximately $187.7 million, which includes $132.1 million in cash, $52.7 million in Blackboard’s common stock and assumed and estimated direct transaction costs of approximately $2.9 million, was used for purposes of preparing the unaudited pro forma consolidated financial statements. In connection with the Merger, Blackboard paid a portion of the estimated purchase price using proceeds from the issuance of $165.0 million aggregate principal amount of 3.25% Convertible Senior Notes due 2027 (the “Notes”) in a public offering in June 2007.
     Of the total consideration given, approximately $12.1 million in Blackboard’s common stock or approximately 0.3 million shares was distributed to an escrow account for indemnification claims as set forth in the Merger Agreement. All shares remaining in the escrow account will be distributed to NTI stockholders in accordance with the Merger Agreement following 12 months from the completion of the merger. Further, up to an additional 0.5 million shares in Blackboards’s common stock may be issued contingent on the achievement of certain performance milestones.
     Under the purchase method of accounting, the total estimated purchase price is allocated to NTI’s net tangible and intangible assets based on their estimated fair values as of January 31, 2008, the effective date of the Merger. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these unaudited pro forma consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$2,480
Accounts receivable	8,123
Prepaid expenses and other current assets	1,143
Property and equipment	2,304
Accounts payable	(650)
Other accrued liabilities	(2,142)
Deferred tax liabilities, net	(16,806)
Deferred revenue	(10,121)

Net tangible liabilities to be acquired	(15,669)
Definite-lived intangible assets acquired	60,325
Goodwill	143,074

Total estimated purchase price	$187,730

     Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.
     Of the total estimated purchase price, a preliminary estimate of $15.7 million has been allocated to net tangible liabilities to be acquired, and $60.3 million has been allocated to definite-lived intangible assets acquired. The amortization related to the intangible assets is reflected as pro forma adjustments to the unaudited pro forma consolidated statement of operations. Definite-lived intangible assets of $60.3 million consist of the value assigned to NTI’s customer relationships of $42.1 million, developed and core technology of $17.4 million and trademarks of $0.8 million.
     The value assigned to NTI’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of January 31, 2008 taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net of contributory asset charges associated with servicing those customers. The projected revenues were based on revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. A discount rate of 19% was deemed appropriate for valuing the existing customer base. Blackboard expects to amortize the value of NTI’s customer relationships proportionally to the respective discounted cash flows over an estimated useful life of five years. Customer relationships are not deductible for tax purposes.
     The value assigned to NTI’s developed and core technology was determined by discounting the estimated future cash flows associated with the existing developed and core technologies to their present value. Developed and core technology, which are comprised of products that have reached technological feasibility, includes products in NTI’s current product line. The revenue projections used to value the developed and core technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by NTI and its competitors. A discount rate of 19% was deemed appropriate for valuing developed and core technology and was based on the risks associated with the respective cash flows taking into consideration the Company’s weighted average cost of capital.. Blackboard expects to amortize the developed and core technology on a straight-line basis over an estimated useful life of three years. Developed and core technology are not deductible for tax purposes.
     The value assigned to NTI’s trademarks was determined by discounting the estimated royalty savings associated with an estimated royalty rate for the use of the trademarks to their present value. The trademarks are comprised of NTI’s trade name and various trademarks related to its existing product lines. The royalty rates used to value the trademarks were based on estimates of prevailing royalty rates paid for the use of similar trade names and trademarks in market transactions involving licensing arrangements of companies that operate in service-related industries. A discount rate of 19% was deemed appropriate for valuing NTI’s trademarks and was based on the risks associated with the respective royalty savings taking into consideration the Company’s weighted average cost of capital. Blackboard expects to amortize the trademarks on a straight-line basis over an estimated useful life of three years. Trademarks are not deductible for tax purposes.
     The definite-lived intangible assets acquired will result in approximately the following annual amortization expense (in millions):

2008	$14.6
2009	$16.2
2010	$15.0
2011	$7.9
2012	$6.1
Thereafter	$0.5
     Of the total estimated purchase price, approximately $143.0 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. Goodwill is not deductible for tax purposes.
     In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.
Note 3. Pro Forma Adjustments
     Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to NTI’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets, to reflect the amortization expense related to the estimated amortizable intangible assets and to reclassify certain of NTI’s amounts to conform to Blackboard’s financial statement presentation.
     The unaudited pro forma consolidated financial statements do not include adjustments for liabilities relating to Emerging Issues Task Force No. 95-3 (“EITF 95-3”), “Recognition of Liabilities in Connection with a Purchase Business Combination.” Management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for costs associated with exiting activities of NTI that may affect amounts in the unaudited pro forma consolidated financial statements.
     Blackboard has not identified any material pre-Merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.
     The pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:
     a) To reflect cash paid in connection with the Merger and related transaction costs.
     b) Reclassification adjustment to conform NTI’s balances to Blackboard’s financial statement presentation.
     c) To reflect net deferred tax assets and liabilities related to the transaction.
     d) To reflect the fair value of acquired goodwill based on net liabilities acquired as if the Merger occurred on December 31, 2007. The difference between the amount recorded on a pro forma basis and the actual balance as of the effective date of the Merger is the result of changes in the net liabilities of NTI between December 31, 2007 and January 31, 2008.
     e) To reflect the fair value of customer relationships estimated to be $42.1 million, acquired developed and core technology estimated to be $17.4 million and acquired trademarks estimated to be $0.8 million. Blackboard has estimated the pro forma amortization expense related to the intangible assets to be $15.9 million.
     f) To eliminate $0.3 million of direct transaction costs included in other assets as of December 31, 2007.
     g) To eliminate $0.2 million of direct transaction costs included in accrued expenses as of December 31, 2007.
     h) To reflect the fair value of NTI’s assumed legal performance obligations under its software maintenance and support contracts and to eliminate NTI’s deferred revenue that does not represent a legal performance obligation to the combined company. No adjustments were made to the unaudited pro forma consolidated statement of operations related to this pro forma balance sheet adjustment.
     i) Adjustments to eliminate NTI’s common stock and stockholders’ equity balances and to record the issuance of Blackboard’s common stock as part of the transaction.
     j) To record twelve months of interest expense on the Notes at a rate of 3.25% assuming the Notes were issued on January 1, 2007; to eliminate interest expense for interest incurred during the first six months of 2007 on the Company’s indebtedness associated with its acquisition of WebCT, Inc. in February 2006 assuming the outstanding indebtedness was repaid with the net proceeds from the issuance of the Notes on January 1, 2007; to record twelve months of interest expense related to the amortization of debt issuance costs associated with the assumed issuance of the Notes on January 1, 2007; and to eliminate NTI’s interest expense associated with its line of credit under the assumption that the line of credit would not be utilized during 2007.
     k) To eliminate interest income due to cash utilized in the Merger and to record the estimated interest income on the Company’s cash balance as of December 31, 2006 including net proceeds from the Notes as if they were issued on January 1, 2007 less cash paid related to the transaction, including related transaction costs, at an estimated interest rate of 4.8% for the year ended December 31, 2007.
     l) To properly record an income tax provision.
     m) To reflect the number of shares of Blackboard’s common stock issued as part of the transaction.
Note 4. Pro Forma Net Income (Loss) Per Common Share
     The pro forma basic and diluted net income (loss) per common share is based on the weighted average number of common shares of Blackboard’s common stock outstanding during the period. The diluted weighted average number of common shares does not include outstanding stock options if their inclusion would be anti-dilutive.